                                                                    EXHIBIT 23.1




                         Independent Auditors' Consent

The Board of Directors
Healthcare Realty Trust Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-3 of Healthcare Realty Trust Incorporated (the "Company") filed pursuant to Rule 462(b)(3) under the Securities Act of 1933 of our reports dated July 14, 2004, with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses for the year ended December 31, 2003 for Ascension Detroit Properties and for Baylor Health Care System Properties, which reports appear in the Form 8-K of the Company dated July 19, 2004 and to the reference of our firm under the heading "Experts" in the Form 8-K/A of the Company dated July 20, 2004 which is incorporated into the Registration Statement.


/s/ KPMG LLP


Nashville, Tennessee
July 22, 2004